Exhibit 15.10

CONSENT OF EXPERT

DRA Projects (Pty) Ltd hereby consents to the use of and reference to it and its name, DRA Projects (Pty) Ltd, and the information listed below that it has reviewed and approved, as described or incorporated by reference in Lifezone Metals Limited’s Annual Report on Form 20-F for the year ended December 31, 2025, filed with the United States Securities and Exchange Commission. DRA Projects (Pty) Ltd is a “Qualified Person” as defined in Regulation S-K 1300.

DRA Projects (Pty) Ltd has reviewed and approved the following:

•    The Form 20-F section titled: “The Description of the Kabanga Nickel Project”; and

•     The applicable sections of the Kabanga Nickel Project Feasibility Study Technical Report Summary titled “Feasibility Study - Technical Report Summary” for which it has assumed responsibility as Qualified Person, effective July 18, 2025 (the “Feasibility Study - Technical Report Summary”).

DRA Projects (Pty) Ltd consents to the public filing and use of the Feasibility Study - Technical Report Summary as an exhibit to the Form 20-F to which this consent is an exhibit.

Dated: March 17, 2026

Yours sincerely,

/s/ DRA Projects (Pty) Ltd
For an on behalf of
DRA Projects (Pty) Ltd